EXHIBIT 99.1

                             SEA 2 SKY CORPORATION

               Sea 2 Sky Receives Historic North American Council
 Resolution Adopting a Plan for Wood Fiber Supply and Biomass Plant Development

  Lake Babine Nation of British Columbia, Canada Endorses Sea 2 Sky Corporation to Develop Sustainable Biomass Plant with Long-Term Fiber Supply

November 4, 2009- Ferndale, WA, Sea 2 Sky Corporation, (OTCBB: SSKY) a leading edge Renewable Bio-Energy Company, is pleased to announce that after various competing presentations it has received the endorsement of the the Lake Babine Indian Nation of Burns Lake, British Columbia Canada (LBN) to proceed with agreements to develop the biomass resources of the Lake Babine area for alternative energy uses in North America.

Lake Babine resides in central British Columbia and the LBN has substantial volumes of fiber biomass under its control. The LBN and other indigenous peoples have been in consultations with the British Columbia Department of Forestry and various industry sectors to develop these resources for the improvement of its local economy, salvaging the pine beetle epidemic to lower greenhouse gasses and global warming and to provide employment for its local people in the new
alternative                 energy                 industry                 (see
http://www.for.gov.bc.ca/hfp/mountain_pine_beetle/ for more government details).

Sea 2 Sky's presentation involved Sea 2 Sky being able to process locally the beetle-wood biomass for sale into the North American alternative energy market. The resolution provides a framework to Sea 2 Sky that LBN will provide a sufficient amount of biomass annually on a long-term basis for local processing via the Torrefaction method. In addition, Sea 2 Sky is in the first stage of planning a state of the art biomass plant to produce renewable energy pellets, bioliquids, carbon, bio-char and other related products on local land to stimulate the local economy.

Sea 2 Sky Chairman Henry James proudly commented, "This historic resolution brings unprecedented cooperation between the people of Lake Babine Indian Nation and Sea 2 Sky Corporation to develop a sustainable biomass plant with a long-term supply of existing beetlewood forests to promote economic relations and help the environment. It also provides a strong connection between indigenous people and resources in Canada and the USA."

Sea 2 Sky looks forward to providing environmental solutions with the reduction in carbon emissions and improving carbon sequestration by harvesting decaying biomass and replanting new trees. Benefits of this project include reducing forest fire hazards to environment and community due to "Beetle Kill" timber and contributing environmentally sustainable products such as densified high-energy pellets for heat and electricity.

About Sea 2 Sky Corporation

Sea 2 Sky Corporation is headquartered in a HUB zone in Ferndale, WA. Sea 2 Sky Corporation is a leading edge Renewable Bio-Energy Company focused on delivering alternative energy solutions to Fortune 1000 companies, governmental agencies and countries around the globe. The Company is continuing to secure the largest

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concentration of biomass material  globally and is backed by a "Special Category
Minority Business" which enables it to compete effectively in a substantially growing market. Sea 2 Sky is positioned strategically with alternative energy suppliers of biomass wood pellets to secure long-term supply contracts to develop the products. It is creating a consistent specification that the target
markets  require  to  fulfill  their  energy  needs  in  environmentally   sound
manufacturing facilities. More information about the Company may be found at www.sea2skyenergy.com

About Special Category Businesses and HUB Zones

The US government has created various incentive programs for certain demographic and minority based businesses in the institutional marketplace to compete with mandates of up to 23% of the US Federal Procurement Budget of $425 Billion for a total market window of $97 Billion. Within these mandates, requirements have been established to provide a strategic plan to have 3% mandated purchase requirements for Service-Disabled Veteran Owned Small Business (SDVOSB) from the Federal US Budget. Businesses located on a HUB zone are eligible for Federal contracting preferences with the government having a further 3% for contract set-asides to HUB zone-certified companies. Furthermore, small businesses are eligible for Federal contracting preferences with the government having up to a further 13% for contract set-asides to small business companies. Businesses owned and operated by Native Americans are eligible for Federal contracting preferences with the government having a further 5% for contract set-asides.

Notice regarding forward-looking statements

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and may include statements regarding our future financial performance or results of operations, including expected revenue growth. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise after the date of this press release. Additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements can be found in the reports that we have filed with the Securities and Exchange Commission.

Contact:

Sea 2 Sky Corporation Phone: 877-732-2759

Investor Relations Phone: 425-296-7695 email: ir@sea2skyenergy.com